SIFCO Industries, Inc. Closes its Alliance Plant Location

Cleveland - On May 31, 2017, SIFCO Industries, Inc.'s (NYSE MKT: SIF) Board of Directors approved the closure of its Alliance, Ohio manufacturing plant ("Alliance"). This decision will result in the closure of its Alliance-based plant and will affect approximately 38 employees at this location. Efforts to wind down the operations in Alliance will begin immediately.

The decision to close the manufacturing plant was made primarily due to the loss of a key customer in fiscal year 2015, which resulted in the erosion of its sales volume over the past two years. This closure falls in line with management's key strategic initiatives to make organizational and operational changes needed to improve profitability.

About SIFCO Industries, Inc. - SIFCO Industries, Inc. is engaged in the production of forgings and machined components primarily in the Aerospace and Energy markets. The processes and services include heat-treating and machining. The Company operates under one segment.

Forward-Looking Language

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

Contacts
SIFCO Industries, Inc.
Salvatore Incanno, 216-881-8600
www.sifco.com